                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]

Check the appropriate box:
[ ] Preliminary Proxy Statement [ ] Confidential, for Use of the Commission Only
                                    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
--------------------------------------------------------------------------------

                (Name of Registrant as Specified In Its Charter)

                       TOTAL-TEL USA COMMUNICATIONS, INC.
--------------------------------------------------------------------------------

                   (Name of Person(s) Filing Proxy Statement)

                                  REVISION LLC
                                 WALT ANDERSON

Payment of Filing Fee (Check the appropriate box):

         [x]      No fee required.

         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

                  (1) Title of each class of securities to which transaction applies:

                  --------------------------------------------------------------
                  (2) Aggregate number of securities to which transaction applies:

                  --------------------------------------------------------------
                  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                  --------------------------------------------------------------
                  (4)  Proposed maximum aggregate value of transaction:

                  --------------------------------------------------------------
                  (5)  Total fee paid:

                  --------------------------------------------------------------
         [ ]      Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-ll(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing

                  (1)  Amount Previously Paid:

                  --------------------------------------------------------------
                  (2)  Form, Schedule or Registration Statement No.:

                  --------------------------------------------------------------
                  (3)  Filing Party:

                  --------------------------------------------------------------
                  (4)  Date Filed:

                  --------------------------------------------------------------

                                  REVISION LLC

                                      and

                                 WALT ANDERSON

                          ---------------------------

                      1998 ANNUAL MEETING OF SHAREHOLDERS

                                       OF

                       TOTAL-TEL USA COMMUNICATIONS, INC.

                          ---------------------------

                                PROXY STATEMENT

                    IN OPPOSITION OF THE BOARD OF DIRECTORS

                                       OF

                       TOTAL-TEL USA COMMUNICATIONS, INC.

                          ---------------------------


          PLEASE SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY CARD

                  This proxy statement (the "Proxy Statement") and the enclosed BLUE proxy card are being furnished to the holders of the common stock (the "Shareholders"), par value $.05 per share (the "Shares"), of Total-Tel USA Communications, Inc., a New Jersey corporation (the "Company"), by Revision LLC ("Revision"), a Delaware limited liability company, a company controlled by Walt Anderson ("Anderson"), in connection with the solicitation of proxies from the Shareholders to be used at the 1998 Annual Meeting of Shareholders of the Company, scheduled to be held on Thursday, December 10, 1998 at 10:00 a.m. and any adjournments or postponements thereof and any special meeting called in lieu thereof (the "Annual Meeting"). Revision and Anderson are referred to herein as the "Committee for Revision of Total-Tel" or the "Committee."

                  At the Annual Meeting, six Directors of the Company are to be elected to hold office until their respective successors are duly elected and qualified. The Committee is soliciting your proxy in support of the election of its four nominees to the Board of Directors of the Company (the "Board") named below (the "Revision Nominees").

                  If you wish to vote for the four Revision Nominees, you must submit the enclosed BLUE proxy card and should not submit the Company's proxy card. If the Revision Nominees are elected, the Board will consist of Revision's four members and the two nominees of the Company who receive the next highest vote totals, assuming they receive a majority of the votes cast at the Annual Meeting. Shareholders who vote their Shares with the Committee's enclosed BLUE proxy card will be voting for only four of the six positions on the Board.

                  The Committee is not aware of any other proposals to be brought before the Annual Meeting. However, should other proposals be brought before the Annual Meeting, the persons named as proxies in the enclosed BLUE proxy card will vote on such matters in their discretion.

                  The Company has announced that the Annual Meeting, will be held on Thursday, December 10, 1998, at 10:00 a.m. at 150 Clove Road, Little Falls, New Jersey 07424. The Committee is soliciting proxies for use at the Annual Meeting. The Company has announced that the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting has been set by the Company as November 11, 1998 (the "Record Date"). Shareholders of record at the close of business on the Record Date will be entitled to one vote at the Annual Meeting for each Share held on the Record Date. Anderson is the beneficial owner of 1,857,634 Shares (including 1,857,434 Shares beneficially owned by Revision), and Revision is the beneficial owner of 1,857,434 Shares, which collectively represent approximately 24.1% of the Shares outstanding (Outstanding Share percentages herein have been based on 7,721,004 Shares outstanding as of November 11, 1998, as reported in the Company's proxy statement, dated November 11, 1998.) As of the date of this Proxy Statement, Revision is enjoined from voting 477,694 Shares included in the foregoing. In addition, the Company's Employee Stock Ownership Plan is enjoined from voting 600,000 Shares. See "Litigation with the Company." Accordingly, Revision and Anderson, collectively, will be able to vote 1,379,940 Shares (representing 17.9% of the outstanding Shares) at the Annual Meeting. Anderson is the sole manager of Revision (the "Manager") and the holder of 100% of the voting membership interests in Revision. All powers of Revision are exercised exclusively by Anderson and the business and affairs of Revision are managed exclusively by Anderson. Revision and Anderson intend to vote such Shares (other than 477,694 Shares of Revision with respect to which Revision is enjoined from voting) for the election of the Revision Nominees. The Revision Nominees, beneficially own, in the aggregate, as of the date hereof 2,362,433 Shares representing approximately 30.6% of the outstanding Shares. The Revision Nominees have advised the Committee that they intend to vote such Shares (other than the 477,694 Shares which Revision is enjoined from voting) for the election of the Revision Nominees.

                  The principal executive offices of the Company are located at 150 Clove Road, Little Falls, New Jersey 07424. This Proxy Statement and the BLUE proxy card are first being furnished to the Company's Shareholders on or about November 27, 1998.

                  THIS SOLICITATION IS BEING MADE BY REVISION AND ANDERSON AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

                  In reliance upon Rule 14a-5(c) of the Securities Exchange Act of 1934, reference is made to the Company's proxy statement, dated November 11, 1998, which has been sent to each of you by the Company, for a full description of management's proposals, the securities ownership of the Company, information about the Company's officers and directors and the date by which Shareholders must submit proposals for inclusion in the next Annual Meeting.

                  Your vote is important, no matter how many or how few Shares you hold. The Committee is not willing to accept mediocrity any longer. We hope you will agree with the Committee that it is time for a change in leadership of the Company. The Committee believes that the Company is in need of revitalization through the election of seasoned individuals with experience in the telecommunications industry. If you agree, sign, date and return the BLUE proxy card in the envelope provided herein or contact the person responsible for your account and give instructions for such shares to be voted.

                  Remember: Your last dated proxy is the only one which counts, so return the BLUE card even if you delivered a prior proxy. We urge you not to return any proxy card sent to you by the Company.

                  A Shareholder who has given a proxy may revoke it at any time before such proxy is voted either by a later dated proxy, by giving notice to the Secretary of the Company or by voting in person while at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself constitute a revocation.

                  IMPORTANT NOTE: If you hold your Shares in the name of one or more brokerage firms, banks or nominees, only they can exercise voting rights with respect to your Shares and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly contact the person responsible for your account and give instructions to sign, date and mail the BLUE proxy card representing your Shares.

                  If you have any questions regarding your proxy, or need assistance in voting your Shares, please call:


                           BEACON HILL PARTNERS, INC.
                                90 BROAD STREET
                            NEW YORK, NEW YORK 10004
                         (212) 843-8500 (CALL COLLECT)

                                       OR

                         CALL TOLL-FREE (800) 755-5001

                         REASONS FOR THIS SOLICITATION

                  Over the past few years you have elected management's slate for the Board of Directors and they have delivered the following:

             o   Poor financial performance relative to the Company's peers

             o   Overcompensation of management

             o   Excessive related party transactions

             o   Failure to pursue opportunities to maximize shareholder value

                  The Committee has undertaken the time consuming and expensive process of seeking to unseat management's nominees for the Board because the Committee is unwilling to accept the status quo. Management's slate consists of Mr. Warren Feldman, Chief Executive Officer of the Company, and five individuals who are friends and business acquaintances of Mr. Feldman. Five of the Company's directors, according to the Company's proxy statement, have no experience in the telecommunications industry outside of their position with the Company. The Committee believes that the Company is run like a "mom and pop" store. The Board of Directors of a public company has a responsibility to the shareholders. The Committee has nominated a slate of four directors with long standing experience in the telecommunications industry. Collectively, they have more than 45 years of industry experience and have overseen the growth of companies such as MCI, Mid Atlantic Telecom, Atlantic Telecom, Telco Communications Group, Inc., U.S. Sprint, Esprit Telecom, and Long Distance Wholesale Club.

Poor Financial Performance
--------------------------

                  The Company's financial performance has deteriorated over the last several years due to a confused business strategy. See "Business Plan of the Revision Nominees". For the six-months ended July 1998, net income fell by 38% from the comparable period in 1997, from approximately $880,000 to $540,000. See Exhibit 1. According to the Company's Form 10-Q for the period ended July 31, 1998, such decline is attributable in part to an increase of approximately $3.14 million in selling, general and administrative expense. Such increase included approximately $1.25 million in legal and consulting expenses, a substantial portion of which was incurred in connection with the Company's litigation with Revision. Sales also declined in the three-month period ended July 1998 from the comparable period in 1997, as increased selling efforts to retail customers did not make up for a reduction in carrier sales.

                  Earnings have been stagnant over the longer term as well, with net income lower in fiscal year 1998 than in each of fiscal years 1995 and 1996, although net income was higher in fiscal year 1998 than 1997. See Exhibit
1. For fiscal 1998, the Company's return on assets was less than 3% as compared to 7.3% and 7.6% in fiscal years 1995 and 1996, respectively. The 3% return on assets for fiscal year 1998 represented a modest gain over the 1.6% level of fiscal year 1997. See Exhibit 3. The Company was able to increase total minutes of use (MOU) from 365.9 million in 1996 to 862.5 million in 1998 only through sacrificing margins and by expanding its service offerings to less profitable wholesale customers. See Exhibit 4. The Company's operating income was $2,308,982, $653,241 and $1,574,574 for fiscal years 1996, 1997 and 1998, respectively. The Company's operating income per MOU was $.0065, $.0068 and $.0025 for fiscal years 1996, 1997 and 1998, repectively. The Company's operating income per MOU fell 62% to $.0025 per MOU in fiscal year 1998 from $.0065 per MOU in 1996. (For purposes of the foregoing, operating income per MOU has been determined as the quotient of (i) fiscal year operating income excluding the deduction for stock compensation, divided by (ii) MOU per fiscal year.)

                  The Company's stock price has been stagnant since late 1996. See Exhibit 5. The only strength it has shown appears to be related to takeover speculation triggered by Revision's sizable stock acquisitions rather than the Company's underlying operating performance. In fact, before Mr. Anderson's first sizable acquisitions of Shares in November 1997, the Company's stock price stood at approximately $11 per share, far below the $14.75 per share as of November 24, 1998 that the Committee believes reflect takeover speculation triggered by Revision's acquisitions of Shares. The Company still trails many of its peers in terms of valuation. In fact, the Company is currently trading at an enterprise value to sales multiple that is 60% lower than the average of a peer group of 12 comparably sized companies that resell long-distance service to commercial customers. See Exhibit 6. The Company is currently trading at 1.0 times sales, while the average peer company is trading at 2.5 times sales. See Exhibit 6. Moreover, 10 of the 12 companies in the Company's peer group trade at higher enterprise value to sales multiples. Before Revision acted on the opportunity to acquire the Company's undervalued shares, the Company's enterprise value to sales relative to its peers was even worse.

Excessive Compensation
----------------------

                  Despite mediocre operating performance, Mr. Feldman's hand picked directors have authorized increases in his compensation package of over 230% from approximately $289 thousand in 1995 to $668 thousand in 1998 (exclusive of the value of stock options awarded to him). Inclusive of the value of stock options awarded to him, Mr. Feldman's 1998 compensation totaled $937,000. (The value of option grants included in the foregoing is $269,179, the value ascribed to such option grants in the Company's proxy statement, dated November 11, 1998, in the table entitled "Option Grants During Last Fiscal Year" under the column for potential realizable value at an assumed annual rate of increase of 10% in stock price for the option term.) See Exhibit 7.

                  Revision pledges to you that in the event that the Revision Nominees are elected, Revision will discontinue the practices of the past concerning related party transactions. Moreover, Mr. Anderson will serve without any compensation whatsoever and will even waive standard Board fees.

 Excessive Related Party Transactions
 ------------------------------------

                  Although the Company is a public company, Revision believes that Warren Feldman, the Chief Executive Officer of the Company, and his family have run the Company as a family-owned business. The Company's practices prompted Judge Saunders to comment in pending New Jersey State Court litigation involving the Company: "I mean this is really almost like a private closed corporation as opposed to a public [company]. It's being run like a private closed corporation."

                  Among the related party transactions and other actions indicative of private company governance Revision has learned of, through the Company's public filings and through depositions, are the following:

             o Warren Feldman's total compensation package increased over 300% in the last 3 years--from approximately $289,000 in 1995 to $937,000 in 1998. His 1998 compensation package is equal to approximately 86% of all of the Company's fiscal year net income. Mr. Miller, a director, in a classic understatement testified under oath that Warren Feldman's compensation is "somewhat high." In addition to salary bonuses and options, Warren Feldman also receives a country club membership and a $90,000 BMW.

             o In 1993, the Company entered into a lease for warehouse that is owned by a partnership of which 50% is owned by Solomon Feldman, a Director of the Company, and his sons, Warren, Cary and Gerald. The annual payment under the warehouse lease are $58,560 for the first three years and $62,885 for years four and five. No Board of Directors vote was ever taken to approve the warehouse lease and no study was commissioned to determine whether the terms of the warehouse lease are equivalent to market terms.

             o Warren Feldman's thirteen year old son has received commissions as an agent of the Company since he was eleven.

             o For two years, Mrs. Feldman, who is not a Company employee, was provided with a new minivan leased and paid for by the Company.

             o Solomon Feldman who spends 25% of his time at the Company as a "consultant," is provided with a 1998 Cadillac and a $40,000 "supplemental retirement benefit."

             o Warren Feldman's brother, Gerald, receives annual compensation of approximately $50,000 to run the Company's Los Angeles "sales and agency relationship development office."

             o A Company mail room employee, also acts as Warren Feldman's personal chauffeur and does errands for Warren Feldman. On occasion, he has picked up Warren Feldman's children and has driven them from place to place. The Feldman's have never reimbursed the Company for these personal expenses. Such employee also provided similar services to other executives of the Company.

             o Jay Miller, a director of the Company, serves as outside corporate counsel to the company. In 1998, the Company paid Mr. Miller in excess of $135,000 for legal services rendered in 1997. In addition, Warren Feldman recently hired James Carney as special counsel to the Company. Mr. Carney has been a partner at the law firm that employed Warren Feldman prior to his joining the Company. Mr.

                 Carney, who does not devote 100% of his time to the Company, is paid $11,800 per month.

             o Leon Genet, a director of the Company, is also a shareholder, officer and director of LPJ Communications, which has received more than $76,000 in commissions from the Company.

Failure to Pursue Opportunities to Maximize Shareholder Value
-------------------------------------------------------------

                  Warren Feldman has failed to share several merger and acquisition opportunities with the Board of Directors. Mr. Feldman testified under oath that in the past nine years, he has had many discussions with companies seeking to acquire or merge with the Company. The Board of Directors minutes barely reflect any discussions regarding overtures made to the Company for potential merger or acquisition opportunities and do not reflect any Board votes regarding these issues. According to testimony of Mr. Feldman and the former President and Chief Operating Officer of the Company, potential partners or acquirors have included Cable and Wireless, Midatlantic Telecom, LCI, USLD, ACC, Qwest, Fonorola, Telco Communications and RSL. Revision does not believe that any of these opportunities were given due consideration by the Board of Directors. In fact, Leon Genet, a director, has testified under oath that he was unaware of any such offers.

                     BUSINESS PLAN OF THE REVISION NOMINEES

FOCUS ON REGIONAL OPPORTUNITY RATHER THAN NATIONAL EXPANSION

                  While the Company has a good reputation and a solid customer base in the New York City/Northern New Jersey areas, the Committee believes that the Company is not large enough at this stage to pursue a nationwide strategy. Instead, the Committee believes that the regulatory changes and technological advances have opened new opportunities for regional carriers and that the Company's management has failed to take advantage of opportunities to provide a wider range of services through the network.

                  The Committee believes that the Company's recent proposal to locate public sales offices all over the United States is misguided. Management's prior attempts to set-up remote selling offices have been unsuccessful. The Committee would instead concentrate on nearby areas. The Company has only a small fraction of the available business in the New York City/Northern New Jersey area. The high population density of the area makes it easy to connect and service customers at a very low cost. The Committee believes that a targeted marketing approach with strategically placed local offices would be more beneficial and cost efficient than an ill-timed attempt to expand nationally.

                  For example, the Committee fails to see any added value to the overall network of current management's purchase of a small switching system in the Miami area. The Committee does not believe that this is a large enough capacity switch to provide coverage of a substantial portion of the Southern United States. The Committee is fearful that this diversion will drain human resources from more important areas.

NETWORK SERVICES

                  Currently, the Company provides a range of long distance voice services. By concentrating network resources in a small region (like the Northern New Jersey/New York City region) it will be possible to provide the following additional services:

             o   Internet Access & Web Hosting
             o   Dedicated leased lines
             o   Frame relay
             o   ATM data transmission
             o   Local phone service and access

CUSTOMER SERVICES AND BILLING AND MANAGEMENT SYSTEMS

                  The Committee believes that current Company network billing and management systems are incapable of serving the needs of the Company in the future and that decisions need to be made now to correct these deficiencies. For example, by making the Internet an integral part of the Company's systems, it will be possible to send bills on line to customers that prefer this option. The Committee believes that on line billing will: lower the cost of billing to the Company; reduce the amount of paper needed to provide a detailed bill; allow business customers to prepare customized reports on calls; and speed up the billing and collection process.

                  Even customers that prefer to receive the traditional paper bills would be able to receive a single detailed bill for all services that they purchase from the Company. This would reduce bookkeeping costs for both the Company and the customers and would be more user-friendly to customers.

WHOLESALE REVENUE

                  During the last 18 months, the Company has increased its wholesale revenue substantially. This revenue is derived from other (sometimes competing) carriers. The Committee believes that this type of business is highly competitive and yields low margins. It does not build long term business or customer loyalty. It is sometimes described as an arbitrage business since rates can change overnight and millions of minutes of traffic can disappear from a network due to a price change of less than one tenth of one cent.

                  The Company has increased its overall revenue by adding substantial traffic of this kind to the network. The Committee believes that wholesale revenue is an artificial way of boosting revenues on a temporary basis. While the Committee recognizes that some carriers use wholesale revenue to cover overcapacities in parts of their networks, the Company's recent quarterly performance demonstrates that the Company has not derived any benefit from the large growth of wholesale revenue.

                  The Committee believes that wholesale revenue, with its tiny margins, should not be the driver of the business. Rather, the Company should use wholesale business strategically and only when it adds value to the overall business.

FUND RAISING AND RESOURCES

                  The Committee believes that the Company missed the opportunity to raise substantial capital at very reasonable rates through a public debt offering in the last year. The public debt market virtually closed in August of 1998. New startups with no revenue were able to tap this market earlier this year and the Committee believes that the Company should have been able to raise capital on more favorable rates than these new players. The raising of capital in such fashion would not have resulted in any dilution to the present shareholders.

                  The Committee believes that the current management of the Company would prefer to raise capital through the sale of equity since this would tend to dilute Revision's holdings and entrench management. Equity may or not be the best option for the Company at this time. The debt market may be strengthening again in the near future. The Committee believes it would be inappropriate for a decision of this magnitude to be influenced by the self-interest of Mr. Feldman. If elected, the Revision Nominees would not take desperate measures to maintain control of the Company at the expense of shareholder value. Instead, the Committee would look for opportunities to raise additional capital which would be used for the focused network and marketing plan outlined above and to upgrade the network of the Company.

SHAREHOLDER VALUE

                  The Committee believes that in a public company there should be an active board of directors, and that in this Company only one person makes the decisions. The Committee believes that these decisions are not focused on shareholder value. Moreover, it believes that the current Board of Directors barely functions and merely rubber stamps every decision. It also believes that the Board is not well informed about Company matters.

                  The Committee believes that the current board has had its opportunity and has failed by any possible measure. The Committee believes that it is time for a change.

                  If elected, the Revision Nominees will review and consider whether to retain each member of existing management. With the exception of Mr. Feldman, who would be asked to step down, the Committee has made no decisions as to other members of management.

                  If the Revision Nominees are elected, they will propose that the Company retain the services of an investment banking firm to assist in evaluating strategic alternatives available to the Company, including acquisition opportunities, sale opportunities and opportunities to tap the market for debt securities. According to his own testimony, during the past nine years, Warren Feldman was approached by several successful companies seeking to acquire or merge with the Company. These offers, in some cases, were not even brought to the Board's attention and in other cases were barely discussed by the Board. The Revision Nominees intend to actively pursue any such opportunities.


                          LITIGATION WITH THE COMPANY

                  In early March, 1998, Gold & Appel Transfer, S.A., a British Virgin Islands corporation ("Gold & Appel") and the owner of 100% of the non-voting interests of Revision, which was then the beneficial owner of approximately 29% of the Company's Shares requested the Company's records of Shareholders, as permitted by statute. The Shares had been acquired for investment purposes based on Mr. Anderson's substantial knowledge and background in the telecommunications industry. Although Gold & Appel initially acquired its Shares for investment purposes, during March 1998 Gold & Appel began to consider its options with respect to effecting changes in the management and/or Board of Directors of the Company. The request for the Company's records of Shareholders was made in order to better evaluate Gold & Appel's ownership position, including to communicate with Shareholders to exchange views regarding the effectiveness of management and directors and to consider the possibility of effecting changes in the management and/or Board of Directors of the Company. On March 31, 1998, the Board adopted a shareholders rights plan (the "Poison Pill") and on April 7, 1998 it amended the Company's By-Laws (the "Amended By-Laws") to eliminate the right of Shareholders holding 25% of the outstanding Shares to call a special Shareholders meeting. Such By-Law amendments also included the addition of advance reporting requirements for nominating a director. On April 8, 1998, Gold & Appel filed suit in New Jersey state court seeking an order compelling delivery of the Shareholder records and a declaratory judgment that the Board's actions with respect to the Poison Pill and the Amended By-Laws are invalid and seeking injunctive relief. On April 13, 1998, the court issued an order requiring the Company to provide Gold & Appel with immediate access to the records of Shareholders and entered a temporary restraining order, enjoining any action by the Company in connection with the Poison Pill and precluding the Company from implementing the changes to its By-Laws contained in the Amended By-Laws. The order also required, among other things, that until further order of the court, Gold & Appel and Anderson are prohibited from purchasing additional Shares. On June 2, 1998, the court entered a preliminary injunction, pending further order of the court, which enjoins any action by the Company in connection with the Poison Pill, and enjoins the Company from implementing the Amended By-Laws until an adjudication on the merits. The preliminary injunction also enjoins Warren Feldman and Solomon Feldman, on the one hand, and Gold & Appel and Anderson, on the other hand, from purchasing any stock of the Company, other than, in each case, through the exercise of options held on April 1, 1998. On May 28, 1998, Gold & Appel filed an amended complaint.

                  On July 27, 1998, counsel to Revision, on behalf of Revision, sent a letter dated July 27, 1998 to counsel to the Company, alleging various improprieties by the Board of Directors and officers of the Company, including breach of their fiduciary duties to the shareholders of the Company and corporate waste. The letter cites specific examples of questionable conduct by the Board and officers and demands that an independent investigation be conducted to examine such conduct and to determine whether legal recourse should be taken by the Company. Although the Company's counsel responded promptly by letter that it would investigate these allegations, Revision has received no response to its inquiry.

                  On August 14, 1998, counsel to Revision, on behalf of Revision, sent a letter dated August 14, 1998 (the "Letter") to counsel to the Company among other things requesting an audit of the Company's books and records by Revision's accountants. The Company refused to authorize such audit.

                  On September 11, 1998, Revision sent a letter to the Board of Directors of the Company alleging, among other things, that the adoption of an unfunded employee stock ownership plan (the "ESOP") by the Board and the related issuance of 600,000 Shares (the "Issuance") to the ESOP trust violates the outstanding preliminary injunction issued against the Company by the Superior Court of New Jersey (the "Court") on June 2, 1998 (the "Injunction"). Revision states in the letter that it believes that the purpose of the adoption of the ESOP and the Issuance was to entrench the Board. Revision also alleges that two additional directors, one of whom is Warren Feldman's childhood friend, were recently appointed by the Board for the sole purpose of making it more difficult for Revision to pursue a proxy contest and that such action constitutes a breach of the Board's fiduciary duty and violates the by-laws of the Company.

                  At a hearing on September 28, 1998, the Court found that the purchase of 477,694 Common Shares by a third party, Thomas Cirrito, violated the Injunction against the indirect acquisition by Revision of additional Shares. As remedy for the violation, the Court has enjoined Revision from voting an equal number shares owned by Revision as were purchased by Mr. Cirrito.

                  At a hearing on October 9, 1998, the Court granted Revision's motion and ordered that 600,000 Common Shares issued to the ESOP trust be enjoined from voting pending the outcome of the litigation.

                  Earlier in November 1998, the Company moved for summary judgment in the pending New Jersey action referred to above and requested a hearing for December 4, 1998. Revision intends to file an opposition to such motion.

                               REGULATORY MATTERS

                  Revision is limited by the New Jersey Interested Shareholder Protection Statute (the "NJISPS") which provides that a New Jersey corporation may not engage in any business combination with any Shareholder that owns greater than 10% of the voting power of the outstanding voting stock of such corporation (an "Interested Shareholder") for a period of five years following the date such Shareholder became an Interested Shareholder of such corporation. Because Revision and Anderson beneficially acquired more than 10% of the outstanding voting stock of the Company in June 1998, Revision and Anderson would be prohibited under the NJISPS from engaging in a business combination with the Company, including but not limited to a merger or consolidation between Revision, Anderson and any of their affiliates and the Company, a sale of all of the assets of the Company to Revision, Anderson or any of their affiliates, or the liquidation or dissolution of the Company proposed by or on behalf of Revision or Anderson, until 2003.

                  The Company and its subsidiary, Total Tel USA, Inc., hold Federal Communications Commissions ("FCC") Section 214 authorizations to provide international telecommunications services. This proxy solicitation, and if successful, the ultimate replacement of the Board with the

Revision Nominees, may result in a pro forma transfer of control of such licenses for which prior FCC approval is required. As of the date of this proxy statement, Revision has received the FCC authority necessary to proceed with the proposed solicitation and replacement of the Board.

                       NOMINEES FOR ELECTION AS DIRECTORS

                  In opposition to the incumbent Board, the Committee is proposing that the Shareholders elect four Revision Nominees to the Board at the Annual Meeting. The Directors so elected will serve in such capacity until their respective successors are duly elected and qualified.

                  The following table sets forth the name, age, present principal occupation, business (or residence) address and business experience for the past five years, and certain other information, with respect to each of the Revision Nominees. This information has been furnished to Revision and Anderson by the respective Revision Nominees. Each of the Revision Nominees has consented to serve as a Director and, if elected, would hold office until the 1999 Annual Meeting of Shareholders of the Company and until his or her successor has been elected and qualified or until earlier death, retirement, resignation or removal.

-------------------------------------------------------------------------------
NAME, AGE AND BUSINESS (OR         PRINCIPAL OCCUPATION OR
RESIDENCE) ADDRESS                 EMPLOYMENT DURING THE LAST FIVE
                                   YEARS; CURRENT DIRECTORSHIPS
-------------------------------------------------------------------------------
Walt Anderson,(45)                 President and Chairman, Mid Atlantic Telecom
3050 K Street, NW                  (Telecom Services), from May 1984 to
Suite 250                          December 1993; Chairman of Esprit Telecom
Washington, DC 20007.              Group plc. (Telecom Services) from October
                                   1992 to September 1998; Chairman of Teleport
                                   UK Ltd. (Satellite Communications) from May
                                   1996 to the Present; President and Chairman of Entree International Ltd. (Financial
                                   Consulting Services) from July 1997 to the
                                   Present; Sole Administrator of Revision LLC from June 1998 to the Present. Mr. Anderson is also a director of American Technology
                                   Labs (Network Equipment), Aquarius Holdings
                                   Ltd. (Water Transport Systems), Cis-Lunar
                                   Development (Diving Equipment), Rotary
                                   Rocket Corp. (Space Transportation Systems),
                                   Net-Tel Holdings (Telecom Services) and US
                                   WATS (Telecom Services).

-------------------------------------------------------------------------------
NAME, AGE AND BUSINESS (OR         PRINCIPAL OCCUPATION OR
RESIDENCE) ADDRESS                 EMPLOYMENT DURING THE LAST FIVE
                                   YEARS; CURRENT DIRECTORSHIPS
-------------------------------------------------------------------------------
Joseph L. Stern (75)               President of Stern Telecommunications Corp.
c/o Stern Telecommunications Corp. from 1975 to the Present.  Stern
584 Broadway, Suite 706            Telecommunications Corp. is an engineering,
New York, New York 10012-3254      consulting and product development
                                   organization dealing with telecommunications.

-------------------------------------------------------------------------------
Dennis J. Spina (53)               Vice Chairman and President of Internet
8 Stone House Road                 Services, RCN (telecommunications) from
Califon, New Jersey 07830          February 1998 to Present; Chief Executive
                                   Officer, Erols Internet, Inc. (Internet
                                   Service Provider) from August 1996 to
                                   February 1998 (Erols was acquired by RCN);
                                   Independent Consulting in the service and distribution industry from January 1996 to July 1996; President and Chief Executive
                                   Officer, International Service Systems
                                   (janitorial and energy management) from
                                   November 1994 to December 1995; President and Chief Executive Officer of Suburban
                                   Propane, Inc. (division of Hanson PLC) from
                                   August 1990 to October 1994. Hired in a
                                   turnaround capacity and also served as
                                   President and Chief Executive Officer of
                                   Petrolane, Inc. (propane distribution) from
                                   August 1990 to July 1993. Petrolane was
                                   reorganized in a "prepackaged" proceeding in July 1993 under the U.S. Bankruptcy Code.


-------------------------------------------------------------------------------
Thomas J. Cirrito (50)             General Partner of Atocha, L.P. (Investment
6429 Georgetown Pike               Capital Management) from August 1995 to
McLean, Virginia 22101             present; Director, Net-Tel (long distance)
                                   from June 1998 to present; Chairman of the Board, Digital Commerce (electronic commercial) from December 1997 to present;
                                   President of Consumer Division, Telco (long distance) from April 1996 to June 1997;
                                   Chief Executive Officer, Long Distance
                                   Wholesale Club (long distance) from June
                                   1993 to April 1995.

                  Revision has agreed to indemnify all of the Revision Nominees against any costs, expenses and other liabilities associated with their nomination and the election contest. Revision has also agreed to reimburse the Revision Nominees for counsel fees that they may have incurred in reviewing the materials sent to them by Revision in connection with their consideration of service as a Revision Nominee. Each of the Revision Nominees has executed a written consent agreeing to be a Revision Nominee for election as a Director of the Company and to serve as a Director if so elected. Within the past ten years, none of the Revision Nominees has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                  According to the Company's public filings, if elected as Directors of the Company, the Revision Nominees who are not employees of the Company would receive $15,000 per year for service in such capacity. However, Anderson intends to waive his entitlement to receive any monetary compensation from the Company, including any annual Director's fees. All Directors of the Company would be reimbursed by the Company for expenses incurred in connection with their services as Directors of the Company. According to the Company's proxy statement, dated November 11, 1998, Directors of the Company are eligible for grants of options under the Company's 1987 Stock Option Plan and 1996 Stock Option Plan. The Revision Nominees, if elected, will be indemnified by the Company for service as a Director of the Company to the extent indemnification is provided to Directors of the Company under the Certificate of Incorporation of the Company, as amended (the "Articles") and the By-Laws. In addition, Revision and Anderson believe that upon election, the Revision Nominees will be covered by the Company's officer and director liability insurance. Revision and Anderson disclaim any responsibility for the accuracy of the foregoing information, which has been extracted from the Company's public filings.

                  Except as disclosed herein, none of the Revision Nominees is adverse to the Company or any of its subsidiaries in any material pending legal proceedings, other than ordinary routine litigation incidental to the business to which the Company or any of its subsidiaries is a party or of which any of their property is the subject. See "Litigation with the Company."

                  The Committee does not expect that any of the Revision Nominees will be unable to stand for election, but, in the event that any vacancy in the Revision Nominees should occur, the Shares represented by the enclosed BLUE proxy card will be voted in each such case for a substitute nominee selected by the Committee. In addition, the Committee reserves the right to nominate substitute or additional persons if the Company makes or announces any changes to its By-Laws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any or all of the Revision Nominees. In any such case, Shares represented by the enclosed BLUE proxy card will be voted for all such substitute or additional nominees selected by the Committee.

                  Assuming a quorum is present, pursuant to Article III,
Section 2, of the By-Laws, at the annual meeting of Shareholders, the persons receiving the majority of the votes cast shall be the Directors and shall constitute the Board of Directors for the ensuing year. The Company's proxy statement, dated November 11, 1998, states that a quorum for purposes of the Annual Meeting is "a majority of the total issued and outstanding shares of Common Stock of the Company exclusive of the undistributed shares in the Company's Employee Stock Ownership Plan and shares which may not be voted by Revision LLC". The Committee believes that the correct quorum requirement is a majority of the total issued and outstanding Shares (inclusive of the undistributed Shares in the Company's Employee Stock Ownership Plan and the Shares which Revision is enjoined from voting). Vacancies in the Board occurring between annual meetings shall be filled for the unexpired portion of the term by a majority of the remaining Directors. In accordance with applicable regulations of the Securities and Exchange Commission, the BLUE proxy card affords each Shareholder the opportunity to designate the names of any of the Revision Nominees whom he or she does not desire to elect to the Board. Notwithstanding the foregoing, the Committee urges Shareholders to vote for all of the Revision Nominees on the enclosed BLUE proxy card. The persons named as proxies in the enclosed BLUE proxy card will vote, in their discretion, for each of the Revision Nominees who is nominated for election and for whom authority has not been withheld.

                  YOU ARE URGED TO VOTE FOR THE ELECTION OF THE REVISION NOMINEES ON THE ENCLOSED BLUE PROXY CARD.

                                OTHER PROPOSALS

                  The Committee is not aware of any other proposals to be brought before the Annual Meeting. However, should other proposals be brought before the Annual Meeting, the persons named as proxies in the enclosed BLUE proxy card will vote on such matters in their discretion.

                          VOTING AND PROXY PROCEDURES

                  Only Shareholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting. Each Share is entitled to one vote. Shareholders who sell Shares before the Record Date (or acquire them without voting rights after the Record Date) may not vote such Shares. Based on publicly available information, the Committee believes that the only outstanding class of securities of the Company entitled to vote at the Annual Meeting are the Shares. According to the Company's proxy statement, dated November 11, 1998, there were 7,721,004 Shares issued and outstanding as of such date.

                  Shares represented by properly executed BLUE proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of Revision Nominees to the Board, and in the discretion of the persons named as proxies on all other matters as may properly come before the Annual Meeting. Election of the Revision Nominees require the affirmative vote of a majority of Shares represented and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will each be included in determining the number of Shares present for purposes of determining the presence of a quorum. There are six positions comprising the Board and there are four Revision Nominees. Accordingly, Shareholders who vote their Shares with the Committee's BLUE proxy card will be voting for only four members of the six member Board. If the Revision Nominees are elected, the Board will consist of Revision's four nominees and the two nominees of the Company who receive the next highest totals, assuming they receive a majority of the votes cast at the Annual Meeting.

                  Shareholders of the Company may revoke their proxies at any time prior to its exercise by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation. The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy. The revocation may be delivered either to the Committee in care of Beacon Hill Partners, Inc. at the address set forth on the back cover of this Proxy Statement or to the Company at 150 Clove Road, Little Falls, New Jersey 07424 or any other address provided by the Company. Although a revocation is effective if delivered to the Company, the Committee requests that either the original or photostatic copies of all revocations be mailed to Beacon Hill Partners, Inc. at the address set forth on the back cover of this Proxy Statement so that Revision will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding Shares.

                  IF YOU WISH TO VOTE FOR THE ELECTION OF THE REVISION NOMINEES TO THE BOARD, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED BLUE PROXY CARD IN THE POSTAGE-PAID ENVELOPE.

                            SOLICITATION OF PROXIES

                  The solicitation of proxies pursuant to this Proxy Statement is being made by the Committee. Proxies may be solicited by mail, facsimile, telephone, telegraph, in person and by advertisements.

                  The Committee has retained Beacon Hill Partners, Inc. for solicitation and advisory services in connection with this solicitation, for which Beacon Hill Partners, Inc. will receive $35,000 together with reimbursement for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. Beacon Hill Partners, Inc. will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward all solicitation materials to the beneficial owners of the Shares they hold of record, and Revision will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that Beacon Hill

Partners, Inc. will employ approximately 20 persons to solicit the Company's shareholders for the Annual Meeting.

                  The entire expense of soliciting proxies is being borne by Revision. Revision currently intends to seek reimbursement of the costs of this solicitation from the Company if the Revision Nominees are elected to the Board. Although no precise estimate can be made at the present time, the Committee currently estimates that the total expenditures relating to this proxy solicitation incurred by Revision and Anderson will be approximately $200,000 of which approximately $25,000 has been incurred to date.

                         INFORMATION ABOUT PARTICIPANTS

                  REVISION. Revision is a newly formed Delaware limited liability company. Revision was organized to acquire, invest in, trade in, sell or otherwise dispose of the Shares of the Company and to engage in any other lawful business activity related thereto. The business address of Revision is 1313 North Market Street, Wilmington, Delaware 19801.

                  WALT ANDERSON. Anderson is the sole manager of Revision (the "Manager") and the holder of 100% of the voting membership interests in Revision. All powers of Revision are exercised exclusively by Anderson and the business and affairs of Revision are managed exclusively by Anderson. Revision and Anderson intend to vote their Shares for the election of the Revision Nominees.

                  Anderson's business address is 3050 K Street, NW, Suite 250, Washington, DC 20007. Anderson's principal occupation is the management of a private investment fund. Mr. Anderson is also the Secretary of Gold & Appel, for which he is attorney-in-fact.

                  JOSEPH L. STERN. Joseph L. Stern is the President of Stern Telecommunications Corp., an engineering, consulting and product development organization with broad expertise in telecommunications. His business address is c/o Stern Telecommunications Corp, 584 Broadway, New York, New York 10012.

                  DENNIS J. SPINA. Dennis J. Spina is Vice Chairman and President of Internet Services of RCN, a telecommunications company. Mr. Spina's business address is c/o 8 Stone House Road, Califon, New Jersey 07830.

                  THOMAS J. CIRRITO. Thomas J. Cirrito is general partner of Atocha, L.P., a Texas limited partnership whose principal business is investment capital management for growth. His business address is 6429 Georgetown Pike, McLean, Virginia 22101.

                  As of the date of this Proxy Statement, Revision and the Revision Nominees collectively beneficially own 2,362,433 Shares. For more detailed information regarding the Revision Nominees, the members and managers of Revision and transactions involving Shares over the past two years by the Revision Nominees or Revision , see Schedules I and II of this Proxy Statement. See "Nominees for Election of Directors--The Revision Nominees."

                    OTHER MATTERS AND ADDITIONAL INFORMATION

                  Revision and Anderson are unaware of any other matters to be considered at the Annual Meeting. However, Revision and Anderson have notified the Company of their intention to bring before the Annual Meeting such proposals as it believes to be appropriate. Should other proposals be brought before the Annual Meeting, the persons named as proxies on the enclosed BLUE proxy card will vote on such matters in their discretion.

                  Reference is made to the Company's proxy statement, dated November 11, 1998, for information concerning the Shares, beneficial ownership of the shares by, and other information concerning the Company's management, the principal holders of the Shares and procedures for submitting proposals for consideration in the 1999 Annual Meeting.

                  Shareholders will have no appraisal or similar right of dissenters with respect to any of the Proposals.


                                                     REVISION LLC
                                                     WALT ANDERSON

November 25, 1998

                                   SCHEDULE I

         INFORMATION CONCERNING PARTICIPANTS IN THE PROXY SOLICITATION

                  The following sets forth the name, business address, and the number of shares of common stock of the Company beneficially owned by Revision, Anderson and the Revision Nominees as of November 11, 1998:

-------------------------------------------------------------------------------------------
                                                   Number of Shares
                                                    of Common Stock
                                                     Beneficially
     Name               Business Address                Owned             Percent of Class
     ----               ----------------                -----             ----------------
Revision LLC        1313 North Market Street          1,857,434(1)              24.1%
                    Wilmington, Delaware 19801

Walt Anderson       3050 K Street, NW                 1,857,634(1)(2)           24.1%
                    Suite 250
                    Washington, DC 20007

Joseph L. Stern     c/o Stern                               100                 (3)
                    Telecommunications Corp.
                    584 Broadway, Suite 706
                    New York, New York 10012-
                    3254

Dennis J. Spina     8 Stonehouse Road                         5                 (3)
                    Califon, New Jersey 07830

Thomas J. Cirrito   6429 Georgetown Pike                504,694                  6.5%
                    McLean, Virginia  22101

------------------------------------------------------------------------------------------

-----------
(1) Revision and Anderson, collectively, beneficially own 1,857,634 Shares or 24.12% of the outstanding Shares. Anderson directly owns 200 Shares or less than .01% of the outstanding Shares. Revision directly owns 1,857,434 Shares or 24.1% of the outstanding Shares. As the Manager and holder of 100% of the voting membership interests in Revision, Anderson has the sole power to vote or direct the voting of the 1,857,434 Shares owned by Revision, and the power, in the name and on behalf of Revision, to dispose of such Shares. Accordingly, Anderson may be deemed to be the beneficial owner of the Revision Shares. As of the date of this Proxy Statement, Revision is enjoined from voting 477,694 Shares included in the foregoing. Accordingly, Revision and Anderson, collectively, will be able to vote 1,379,940 Shares (representing 17.9% of the outstanding Shares) at the Annual Meeting.

(2) Anderson is the President and a Director of the Foundation for International Non-Governmental Development of Space, a non-profit organization ("FINDS") which owns 94,930 Shares. Anderson does not have a controlling interest in FINDS and thus disclaims beneficial ownership of the Shares held by FINDS.

(3)  Less than 1% of the outstanding Shares.

(4) Mr. Cirrito beneficially owns 504,694 Shares representing approximately 6.5% of the outstanding Shares. Of the 504,694 Shares beneficially owned by Mr. Cirrito, 20,000 Shares are owned directly by him and 484,694 Shares are beneficially owned by Atocha, L.P., a Texas limited partnership of which Mr. Cirrito is general partner.

                                  SCHEDULE II

            TRANSACTIONS IN SHARES HELD BY PARTICIPANTS IN THE PROXY
                                  SOLICITATION

REVISION AND WALT ANDERSON

                  Mr. Anderson is the beneficial owner of 1,857,634 Shares (including 1,857,434 Shares beneficially owned by Revision), and Revision is the beneficial owner of 1,857,434 Shares. As of the date of this Proxy Statement, Revision is enjoined from voting 477,694 Shares included in the foregoing. Accordingly, Revision and Anderson, collectively, will be able to vote 1,379,940 Shares (representing 17.9% of the outstanding Shares) at the Annual Meeting. Anderson is the sole manager of Revision and the holder of 100% of the voting membership interests in Revision. All powers of Revision are exercised exclusively by Anderson and the business and affairs of Revision are managed exclusively by Anderson. The above-referenced 1,857,634 Shares were acquired by Anderson and Revision as follows:

                  On June 10, 1998, Gold & Appel transferred, as a capital contribution to Revision, 859,717 Shares, the right to purchase 69,000 Shares which may be acquired on October 1, 1998 but not later than October 5, 1998 pursuant to the Agreement and the right to vote the Option Shares pursuant to a Proxy Agreement dated February 24, 1998 between Mr. Alward and Gold & Appel. In consideration for its capital contribution, Gold & Appel received 100% of the non-voting membership interests in Revision.

                  On June 10, 1998, Gold & Appel transferred 100 Shares to Anderson for no consideration.

                  On September 26, 1998, Revision acquired 138,000 Shares through the exercise of an option (the "Option") granted pursuant to the Agreement (the "Option Shares"). The source of the funds for such exercise were a capital contribution to Revision by Gold & Appel. The purchase price for the Option Shares was $19.75 per share or an aggregate of $2,746,200.

                  Anderson may be deemed to be the beneficial owner of the shares owned by Gold and Appel prior to transfer to Revision. Gold & Appel's purchase transactions in the Shares are described below. Unless otherwise indicated, all purchases were made on the NASDAQ National Market. The information set forth below does not reflect the stock split of the Company which was effected on July 15, 1998.

  DATE ACQUIRED          NUMBER OF SHARES               PRICE PER COMMON SHARE
     11/6/97                   3,500                             27.000

  DATE ACQUIRED          NUMBER OF SHARES               PRICE PER COMMON SHARE
      11/7/97                  7,620                             27.500
      11/7/97                  7,100                             27.750
     11/10/97                  3,000                             27.250
     11/10/97                  7,500                             27.625
     11/10/97                    500                             27.750
     11/12/97                  5,000                             27.750
     11/13/97                  2,500                             28.000
     11/14/97                  3,000                             28.500
     11/14/97                  2,500                             28.750
     11/17/97                  5,000                             28.500
     11/18/97                  3,500                             28.875
     11/20/97                 37,500                             28.750
     11/21/97                  2,000                             28.000
     11/21/97                  2,500                             28.875
     11/28/97                  2,000                             29.000
      12/1/97                  5,000                             29.250
      12/1/97                  2,500                             29.500
      12/2/97                 45,000                             29.500
      12/8/97                  2,500                             28.875
     12/19/97                  3,000                             29.000
       1/6/98                  4,000                             29.500
      1/10/98                 30,000*                            39.800*
      1/13/98                  6,000                             28.250
     01/12/98                  1,500                              28.00
     01/15/98                  2,500                              28.50

  DATE ACQUIRED          NUMBER OF SHARES               PRICE PER COMMON SHARE
     01/15/98                  2,000                              27.75
     01/16/98                 17,500                              28.50
     01/16/98                  1,000                              29.25
     01/16/98                    500                              27.75
     01/20/98                  5,000                              30.00
     01/20/98                  1,000                              29.00
     01/21/98                  1,500                              30.25
     01/22/98                  1,000                              30.00
     01/23/98                  3,000                              30.00
     01/26/98                  1,000                              30.00
     01/26/98                  2,025                              29.75
     01/27/98                 10,000                              30.00
     01/27/98                  2,500                              30.125
     01/28/98                  1,500                              30.50
     01/29/98                  5,000                              30.50
     01/29/98                  1,700                              30.375
     01/30/98                  5,500                              29.5000
     02/02/98                 33,000                              30.3750
     02/02/98                  3,000                              30.5625
     02/02/98                 22,000                              30.6250
     02/03/98                  5,000                              31.0000
     02/05/98                  2,500                              31.2500
     02/05/98                  5,000                              31.0000
     02/06/98                    400                              31.1250
     02/09/98                  1,000                              31.000

  DATE ACQUIRED          NUMBER OF SHARES               PRICE PER COMMON SHARE
     02/11/98                  7,000                             32.000
     02/12/98                  2,100                             32.000
     02/13/98                  1,600                             32.000
     02/18/98                    400                             32.000
     02/18/98                  2,000                             31.125
     02/18/98                  1,000                             32.375
     02/20/98                    300                             32.000
     02/23/98                  3,000                             32.500
     02/23/98                  6,500                             32.625
     02/24/98                 10,100                             33.750
     02/25/98                 14,800                             36.875
     02/26/98                 23,000                             37.625
     02/27/98                  1,800                             36.625
     03/02/98                  2,500                             36.1250
     03/05/98                  4,200                             38.500
     03/09/98                  3,000                             37.3750
     03/10/98                  3,000                             37.6875
     03/10/98                  3,500                             37.9107**
     03/11/98                  1,600                             38.0000
     03/12/98                  1,000                             38.00
     03/13/98                  3,500                             38.0357
     03/16/98                    700                             38.00
     03/16/98                  1,000                             38.1250
     03/18/98                  1,600                             38.5715
     03/19/98                  3,350                             39.20

   DATE ACQUIRED          NUMBER OF SHARES               PRICE PER COMMON SHARE
     03/19/98                  5,000                             39.00
     03/20/98                168,400                             39.00
     03/23/98                  1,000                             39.00
     03/24/98                 11,000                             39.50
     03/25/98                  5,350                             39.9375

*        Purchase in a private transaction
**       Represents average price per share

                  In addition, Gold & Appel entered into three agreements (each, an "Agreement") dated as of January 6, 1998, providing for the purchase from Mr. Kevin A. Alward ("Mr. Alward") of an aggregate of 290,000 Shares. The purchase of 30,000 of these 290,000 Shares was made pursuant to one Agreement and was previously referenced above.

                  Under another Agreement, 191,000 Common Shares were delivered to Gold & Appel on January 22, 1998 for a total purchase price of $5,338,000. Under the third Agreement, Mr. Alward was obligated to deliver 69,000 Common Shares to Gold & Appel at the time Gold & Appel delivered the purchase price of $2,746,200 therefor on October 1, 1998, but not later than October 5, 1998. Gold & Appel had paid Mr. Alward a non-refundable deposit of $621,000 toward the $2,746,200 purchase price. Under the third Agreement, Mr. Alward had agreed to grant to Gold & Appel a proxy to vote said 69,000 Common Shares on any matters upon which said shares may be voted until such time as the earlier of the delivery of the purchase price or the termination of the third Agreement (the "Proxy"). The Proxy with respect to such Shares expired upon the purchase of such Shares by Revision on September 26, 1998.

JOSEPH L. STERN

                  On June 4, 1998, Mr. Stern acquired 100 Shares on the open market at a price of $41 per share.

DENNIS J. SPINA

                  Dennis J. Spina is Vice Chairman and President of Internet Services of RCN, a telecommunications company.

THOMAS J. CIRRITO AND ATOCHA, L.P.

                  Thomas J. Cirrito is general partner of Atocha, L.P., a Texas limited partnership whose principal business is investment capital management for growth.

                  Atocha purchased a total of 484,694 Shares between April 7, 1998 and July 12, 1998 as set forth below (the information set forth below does not reflect the stock split of the Company which was effected on July 15,
1998):

  DATE ACQUIRED          NUMBER OF SHARES               PRICE PER COMMON SHARE
     04/07/98                 3,500                              35.09
     04/23/98                 1,000                              42.09
     04/23/98                 1,000                              42.09
     04/23/98                   137                              42.09
     04/23/98                   220                              42.09
     04/23/98                   200                              42.09
     04/24/98                   200                              42.09
     04/24/98                   640                              42.09
     04/24/98                   300                              42.09
     04/24/98                   303                              42.09
     04/24/98                   425                              42.09
     04/24/98                 1,000                              42.09
     04/27/98                   500                              42.09
     04/27/98                 1,000                              42.09
     04/27/98                   100                              41.59
     04/28/98                   400                              42.09
     04/28/98                   500                              42.09
     04/28/98                   200                              42.09
     04/29/98                 2,875                              42.09
     04/29/98                   500                              41.34
     04/30/98                   400                              41.34
     04/30/98                   100                              41.34
     04/30/98                   100                              41.34

  DATE ACQUIRED          NUMBER OF SHARES               PRICE PER COMMON SHARE
     04/30/98                   100                              41.34
     05/04/98                   100                              41.34
     05/04/98                   195                              41.34
     05/04/98                 1,000                              41.34
     05/05/98                 1,000                              41.34
     05/05/98                 1,000                              41.34
     05/06/98                   505                              41.34
     05/07/98                 1,000                              40.96
     05/11/98                 3,200                              40.84
     05/12/98                   400                              40.84
     05/12/98                   400                              40.84
     05/14/98                   100                              40.09
     05/14/98                   100                              40.59
     05/19/98                   300                              40.59
     05/21/98                 1,000                              40.59
     05/21/98                   250                              40.59
     05/22/98                   200                              40.59
     05/27/98                   100                              40.59
     05/27/98                   200                              40.59
     05/27/98                   500                              40.59
     05/28/98                   350                              40.59
     05/28/98                 1,000                              40.59
     05/28/98                   450                              40.59
     05/28/98                   300                              40.59
     05/29/98                   250                              40.59
     06/01/98                   100                              40.59
     06/01/98                   800                              40.59
     06/02/98                   200                              39.34
     06/02/98                   250                              40.59

  DATE ACQUIRED          NUMBER OF SHARES               PRICE PER COMMON SHARE
     06/02/98                    150                             40.59
     06/03/98                    300                             40.59
     06/03/98                    200                             40.59
     06/03/98                    200                             39.09
     06/03/98                    300                             40.09
     06/04/98                    175                             40.59
     06/04/98                    300                             40.59
     06/05/98                    500                             40.59
     06/05/98                    800                             50.59
     06/05/98                  1,000                             40.59
     06/08/98                  1,625                             40.59
     06/09/98                  1,000                             39.09
     06/09/98                    120                             39.09
     06/09/98                    800                             39.09
     06/11/98                  1,000                             40.84
     06/11/98                  1,300                             40.84
     06/12/98                    100                             41.34
     06/12/98                    200                             41.34
     06/12/98                    625                             41.34
     06/12/98                  1,155                             41.34
     06/12/98                  1,000                             40.34
     06/12/98                  1,900                             40.84
     06/17/98                    500                             40.59
     06/17/98                  5,500                             40.59
     06/17/98                190,000                             40.12
     06/25/98                    300                             40.96
     07/01/98                    187                             40.875
     07/02/98                    160                             40.875

                  Mr. Cirrito purchased a total of 10,000 Company Shares between August 27, 1997 and September 3, 1997 as set forth below (the number of shares set forth below does not reflect the stock split of the Company which was effected on June 15, 1998):

  DATE ACQUIRED          NUMBER OF SHARES               PRICE PER COMMON SHARE
     08/27/97                 4,000                              21.71
     09/23/97                 1,000                              22.34
     09/03/97                 4,000                              22.34

                  Except as disclosed in this Schedule, none of Anderson, Revision, any of Revision's members or manager or the Revision Nominees owns any securities of the Company or any subsidiary of the Company, beneficially or of record, has purchased or sold any of such securities within the past two years or was within the past year a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Schedule and Schedule I, to the knowledge of Revision, no associate of Anderson, Revision or any of its members or managers, or of the Revision Nominees beneficially owns, directly or indirectly, any securities of the Company.

                  To the knowledge of Revision, other than as disclosed in this Schedule and Schedule I, none of Anderson, Revision or any of its members or managers, or the Revision Nominees has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

                  Walt Anderson and Thomas J. Cirrito have agreed to serve as proxies on the BLUE proxy card for the Annual Meeting.

                  None of the Revision Nominees has, during the last ten years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

Exhibit 1
TOTAL-TEL USA COMMUNICATIONS, INC.
Inability to Achieve Bottom-Line Income Growth


                  [Bar graph showing the Company's net income for fiscal years 1995 through 1998 and the six month periods ended July 31, 1997 and July 31, 1998:



    Period               Net Income ($000)
    ------               -----------------

Fiscal Year 1995              $1,100
Fiscal Year 1996              $1,554
Fiscal Year 1997                $491
Fiscal Year 1998              $1,094
Six Months Fiscal Year 1998     $881
Six Months Fiscal Year 1999     $540

Exhibit 2
TOTAL-TEL USA COMMUNICATIONS, INC.
Inability to Achieve Growth in Earnings Per Share


                  [Bar graph showing the Company's earnings per share for the each quarter of fiscal 1998 and the first two quarters of fiscal 1999:



Fiscal Quarter            Earning Per Share
--------------            -----------------

Quarter 1 of 1998               $.10
Quarter 2 of 1998               $.04
Quarter 3 of 1998               $.05
Quarter 4 of 1998              $(.02)
Quarter 1 of 1999               $.04
Quarter 2 of 1999               $.04

Exhibit 3
TOTAL-TEL USA COMMUNICATIONS, INC.
Higher Expenditures and Lower Returns


                  [Bar graph showing the Company's net income/assets for fiscal years 1995 through 1998 and the six month periods ended July 31, 1997 and July 31, 1998:

      Period               Net Income/Net Assets
      ------               ---------------------

Fiscal Year 1995                   7.3%
Fiscal Year 1996                   7.6%
Fiscal Year 1997                   1.6%
Fiscal Year 1998                   2.7%
Six Months Fiscal Year 1998        4.6%
Six Months Fiscal Year 1999        2.4%

Exhibit 4
TOTAL-TEL USA COMMUNICATIONS, INC.
Deteriorating Sales Margins


                  [Bar graph showing the Company's net income/sales for fiscal years 1995 through 1998 and the six month periods ended July 31, 1997 and July 31, 1998:


     Period                    Net Income/Sales
     ------                    ----------------

Fiscal Year 1995                    3.69%
Fiscal Year 1996                    3.12%
Fiscal Year 1997                    0.55%
Fiscal Year 1998                    0.89%
Six Months Fiscal Year 1998         1.41%
Six Months Fiscal Year 1999         0.83%

Exhibit 5
TOTAL-TEL USA COMMUNICATIONS, INC.
Weekly Closing Stock Price


                  [Graph of the Company's weekly stock price and weekly volume from September 5, 1996 to November 5, 1998.]

Exhibit 6
TOTAL-TEL USA COMMUNICATIONS, INC.
Enterprise Value to Sales Multiple

($ in thousands)

--------------------------------------------------------------------------------------------------------
                                    (A)           (B)        (A)+(B)=(C)       (D)            (C)/(D)
                                                Net Debt      Enterprise
     Company                    Market Cap     & Pfd. (1)     Value (EV)    TTM Sales        EV / Sales
     -------                    ----------     ----------     ----------                     ----------
Advanced Comm Group              $112,792        $21,756       $134,548      $113,825(2)        1.2x
CFW Comm Co.                      281,428            502        281,930        63,827           4.4x
CT Comm, Inc.                     304,570         18,098        322,668        84,589           3.8x
D&E Comm, Inc.                    107,967         11,666        119,633        50,121           2.4x
General Comm                      211,268        333,349        544,617       240,645           2.3x
IDT Corp.                         603,617       (56,672)        546,945       335,372           1.6x
Primus Telecomm                   325,709        182,028        507,737       373,671           1.4x
Telegroup, Inc                     76,486         80,496        156,982       370,207           0.4x
Telescape International            40,868          7,244         48,112       116,325           0.4x
US LEC Corp.                      366,743       (38,017)        328,726        58,966           5.6x
USN Comm, Inc.                      8,807        137,838        146,645       117,532           1.2x
Viatel, Inc.                      370,736        155,958        526,694        89,007           5.9x

Average                           234,249         71,187        305,436       167,841           2.6x

Total-Tel USA Comm                126,605          (890)        125,715       126,240           1.0x

(1) Total debt and preferred stock net of cash and cash equivalents.
(2) Last nine months annualized.
TTM= Trailing-Twelve Months

Exhibit 7
TOTAL-TEL USA COMMUNICATIONS, INC.
Warren Feldman's Total Compensation More than Doubled While Total-Tel's Net Income Stagnated


                  [Bar graph showing Net Income and Warren Feldman's compensation from the Company for fiscal years 1995 through 1998:


Fiscal Year     Net Income ($000)     W. Feldman Compensation ($000)

   1995              $1,100                       $289
   1996              $1,554                       $489
   1997                $491                       $632
   1998              $1,094                       $668

                                   IMPORTANT

                  Tell your Board what you think! Your vote is important. No matter how many Shares you own, please give Revision and Anderson your proxy FOR the election of the Revision Nominees by taking three steps:

                  1.       SIGNING the enclosed BLUE proxy card,

                  2.       DATING the enclosed BLUE proxy card, and

                  3. MAILING the enclosed BLUE proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

                  If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such Shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the BLUE proxy card representing your Shares.

                  If you have any questions or require any additional information concerning this Proxy Statement, please contact, Beacon Partners, Inc. at the address set forth below.

                             BEACON PARTNERS, INC.
                                90 BROAD STREET
                            NEW YORK, NEW YORK 10004
                         (212) 843-8500 (CALL COLLECT)

                                       OR

                         CALL TOLL-FREE (800) 755-5001

                                     PROXY

                       TOTAL-TEL USA COMMUNICATIONS, INC.
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                               DECEMBER 10, 1998

               THIS PROXY IS SOLICITED ON BEHALF OF REVISION LLC
                               AND WALT ANDERSON

                  The undersigned appoints Walt Anderson and Thomas J. Cirrito and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of TOTAL-TEL USA COMMUNICATIONS, INC. ("TOTAL-TEL") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of TOTAL-TEL, to be held at 150 Clove Road, Little Falls, New Jersey on Thursday, December 10, 1998, and including any adjournments or postponements thereof, and at any special meeting called in lieu thereof, as follows:

        REVISION LLC AND WALT ANDERSON RECOMMEND A VOTE FOR THE ELECTION
                      OF ALL REVISION NOMINEES NAMED BELOW

         1. ELECTION OF DIRECTORS: To elect to the Board of Directors of the Company (the "Board") the following Revision Nominees:
                 Walt Anderson, Joseph L. Stern, Dennis J. Spina and Thomas J. Cirrito. Such individuals will be voted FOR election to succeed the current Directors (or any Director named to fill any vacancy created by the death, retirement, resignation or removal of any of such Directors) of the Company. Shareholders who vote their Shares with this proxy card will be voting for only four members of the Company's six member Board.

                 FOR ALL REVISION             WITHHOLD AUTHORITY FOR ALL
                 NOMINEES [  ]                REVISION NOMINEES [  ]

                 INSTRUCTION: To withhold authority to vote for one or more individual Revision Nominees, mark FOR ALL Revision Nominees above and write the name(s) of the Revision Nominee with respect to which you wish to withhold authority here:

                 -------------------------------------------------------------

         2. In their discretion with respect to any other matters as may properly come before the Annual Meeting.

                  The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this proxy will be voted as directed above. If no direction is indicated with respect to the above proposals, this proxy will be voted FOR the election of all Revision Nominees.

                  This proxy will be valid until the sooner of one year from the date indicated below and the completion of the Annual Meeting.

                                      DATED: _________________________, 1998.

                           PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.

                 ------------------------------------------------------------
                                                                  (Signature)

                 ------------------------------------------------------------
                                                 (Signature, if held jointly)

                 ------------------------------------------------------------
                                                                      (Title)

                 WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING.

IMPORTANT: PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

IF YOU NEED ASSISTANCE WITH THIS PROXY CARD, PLEASE CALL BEACON HILL PARTNERS, INC. TOLL-FREE AT (800) 755-5001 OR CALL COLLECT AT (212) 843-8500.